Exhibit 99.1

regna AI

NASDAQ: ONDS | NASDAG: PLTR

ONDAS × Palantir

ONDAS AND PALANTIR LAUNCH REGNA AI

The Sovereign AI Layer for Defense. Open-Weight Models Owned and Controlled by Governments and Their Defense Partners.

Regna AI is a new, standalone company built so governments own and control both their AI models and their data. It fine tunes and post-trains open-weight models on sensitive mission data and deploys them inside customer environments on Palantir AIP. Regna AI will serve governments directly, as well as the defense companies that build and operate mission systems for them.

RULE YOUR INTELLIGENCE.



THE DEPLOYMENT DILEMMA

DATA CANNOT ROAM

High-value mission data cannot freely cross security boundaries.

MODELS ARE NOT OWNED

Commercial AI providers own the models they train and can change them at will.

BUILDING IS COSTLY

A model built from scratch can cost hundreds of millions to billions of dollars.

LAUNCH HIGHLIGHTS

- New, standalone company launched by Ondas and Palantir
- Designed to reach IL4/5 accreditation in weeks through Palantir FedStart
- Ondas serves as anchor customer, providing real mission workflows from day one
- Aligned with America's AI Action Plan support for open-weight models
- Addresses a gap: We believe no sovereign AI offering has been purpose-built for defense
- Builds on Ondas and Palantir's existing collaboration on SkyWeaver

www.regnaai.com | www.ondas.com | www.palantir.com

regna AI

NASDAQ: ONDS | NASDAG: PLTR

HOW REGNA AI WORKS



Open-Weight Models
Post-Trained on Mission Data

Fine-tuned for each workflow on sensitive mission data and quantized to run on edge hardware.



Palantir AIP, Foundry and Apollo
Secure Integration and Deployment

Supports secure data integration, AI orchestration and deployment across cloud, on-premises and edge environments.



Forward-Deployed Engineers
Engineers Who Have Run the Mission

Scope each workflow, configure it and drive the model to customer benchmarks.

DATA CANNOT ROAM. Any data. Any compute. Any model. Anywhere.

- On Premises
- Sovereign Cloud
- Edge
- Disconnected SCIF



INITIAL FOCUS: ISR

Regna AI's initial focus is intelligence, surveillance and reconnaissance (ISR), the entry point to additional mission areas.

- **Tasking and Collection**
- **Detect, Classify and Track**
- **Denied, Degraded, Intermittent or Limited Connectivity Environments**

STRATEGIC VALUE

Regna AI combines Ondas' expertise in autonomous platforms, physical systems, mission and operational customer relationships with Palantir's capabilities in secure data integration, AI orchestration and deployment. This connects model development to real operational requirements. We believe Regna AI can become a foundational AI platform for the U.S. Department of War, allied governments and the defense and industrial companies that serve them. Beginning with ISR, Regna AI plans to expand into security, critical infrastructure and industrial markets where operators need AI they can own and control.

FORWARD-LOOKING STATEMENTS

www.regnaai.com | www.ondas.com | www.palantir.com

Statements made in this fact sheet that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed in Ondas' and Palantir's most recent Annual Report on Form 10-K and in other filings by Ondas and Palantir with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.